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Exhibit 99.1

Investor Contact—Martin P. Galvan
610-862-0800

VIASYS Healthcare Inc. Releases Earnings
Meets Revised Guidance

        Conshohocken, PA, July 30, 2002—VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended June 29, 2002. For the second quarter of 2002, revenues increased .7% to $89.4 million from the comparable quarter in 2001. Gross margin increased to 47.9% from 47.7% in 2001. Operating income decreased 12.8% to $7.1 million from $8.1 million in 2001. After adjusting for the effect of goodwill amortization in 2001, operating income decreased 24.8% to $7.1 million and net income decreased 24.5% to $4.2 million or $.16 per diluted share. Excluding the effect of restructuring and unusual charges taken to consolidate facilities and streamline operations as well as the effect of goodwill amortization in 2001, operating income decreased 8.7% to $9.3 million. On the same basis, net income decreased 7.1% to $5.6 million from $6.0 million or to $.21 per diluted share from $.23 per diluted share.

	Second Quarter 2002	Second Quarter 2001	June YTD 2002	June YTD 2001
	(in thousands)
Operating Income	$7,074	$8,113	$15,920	$15,260
2001 Goodwill Amortization	—	1,300	—	2,606
Restructuring Charges	2,232	783	3,193	1,124

Adjusted Operating Income	$9,306	$10,196	$19,113	$18,990

Net Income	$4,173	$4,369	$9,390	$8,240
2001 Goodwill Amortization (net of $0, $140, $0 and $280 of taxes)	—	1,160	—	2,326
Restructuring Charges (net of $844, $329, $1,207 and $472 of taxes)	1,388	454	1,986	652

Adjusted Net Income	$5,561	$5,983	$11,376	$11,218

Respiratory Care

        Our Critical Care and Respiratory Technologies businesses are combined into one segment, the Respiratory Care segment, for financial reporting purposes. Critical Care is comprised of our ventilation business and Respiratory Technologies includes our respiratory diagnostics and sleep diagnostics businesses.

        In the Company's Critical Care business, revenues decreased by 13.2% to $20.2 million for the second quarter of 2002 over the comparable quarter in 2001. Operating income decreased 30.9% to $2.9 million from $4.1 million in 2001. After adjusting for goodwill amortization of $0.5 million in 2001, operating income decreased 37.9% to $2.9 million.

        In the Company's Respiratory Technologies business, revenues increased 13.7% to $23.9 million for the second quarter of 2002 over the comparable quarter in 2001. Operating income increased 77.5% to $2.4 million from $1.4 million in 2001. After adjusting for goodwill amortization of $0.1 million in 2001, operating income increased 62.9% to $2.4 million. Excluding the effect of restructuring and unusual charges of $0.1 million in 2002 and 2001 taken to consolidate facilities and streamline operations, as well as the effect of goodwill amortization, operating income increased 61.6% to $2.5 million.

Neurocare

        In the Company's Neurocare segment, revenues increased 8.0% to $24.2 million for the second quarter of 2002 over the comparable quarter in 2001. Operating income increased over 100% to $.4 million from $.1 million in 2001. After adjusting for goodwill amortization of $0.4 million in 2001, operating income decreased 22.7% to $.4 million. Excluding the effect of restructuring and unusual charges of $1.8 million in 2002 and $0.3 million 2001 taken to consolidate facilities and streamline operations, as well as the effect of goodwill amortization, operating income increased over 100% to $2.2 million.

Medical and Surgical Products

        In the Company's Medical and Surgical Products segment, revenues decreased 4.6% to $21.2 million for the second quarter of 2002 over the comparable quarter in 2001. Operating income increased 11.6% to $3.6 million from $3.2 million in 2001. After adjusting for goodwill amortization of $0.3 million in 2001, operating income increased 2.1% to $3.6 million. Excluding the effect of restructuring and unusual charges of $0.3 million 2001 taken to consolidate facilities and streamline operations, as well as the effect of goodwill amortization, operating income decreased 4.9% to $3.6 million.

        Randy Thurman, Chairman and CEO, commented: "VIASYS' second quarter results were affected by our decision to begin shipment of the new ventilator products in the third quarter. Upon FDA approval of AVEA in May, we announced that shipments would begin during the third quarter. We detailed the expected effect on earnings in a July 1 press release. The impact of delaying AVEA shipments had an estimated impact in the second quarter of 2002 of $.03 per diluted share.

        "Several other unusual items negatively impacted the second quarter. Our critical care business reversed a 2001 sale to a Latin America distributor. The impact of this reversal was a $1.9 million reduction in sales revenue and a $0.7 million reduction in gross margin and operating income. This reversal was solely due to a return of the products shipped in 2001 resulting from a change in that country's government policy. We also settled outstanding litigation resulting in a pre-tax charge of $0.2 million. And, as discussed in the first quarter, our Thermedics Polymer business continues to under perform due to customer reductions in inventory levels and a shift to consignment purchases. Thermedics operating income is down $0.7 million in the second quarter of 2002 as compared to the second quarter of 2001. The impact on net income for these items amounted to $1.0 million or $.04 per diluted share. Growth in inventories is a result of planned new product launches.

        "The decision to delay the AVEA launch was consistent with our commitment to provide our customers with the highest quality products possible. Our Critical Care business will have the best and most comprehensive line of ventilators in the industry. We are also seeing substantial gains in ventilator sales to the homecare industry and will be launching a new homecare ventilator in 2003.

        "My overall perspective is positive with regard to our progress to date. VIASYS was created eight months ago, as a result of combining 14 independent companies into one new, public company. This year we received FDA approval for five new products including the Orion CPAP for sleep therapy; AudioScreener—an innovative hand-held device for hearing diagnosis; SNAP a handheld device which measures depth of anesthesia and two new ventilators—Vela and AVEA. Separately, in the first eight months since going public we have identified over $12 million in cost reductions, closed five facilities and R&D has reached 8% of revenue.

        "Neurocare is now uniquely positioned to set the bar for growth at VIASYS. By year end, we will have completed the integration of Grason-Stadler and Nicolet Vascular into our Madison operations, successfully launched the SNAP and Audio Screener products and delivered both top and bottom line objectives. Strategic investment in R&D and an aggressive acquisition and in-licensing strategy will be our focus as we build upon this impressive turnaround.

        "Our Respiratory Technologies business has the leading share in the global market and delivered record sales and income in the first half. These results were driven by the introduction of new products, synergies from consolidating our U.S. and European operations and growth in our sleep diagnostics and therapeutics business. In addition, revenue in our contract research business grew nearly 50% over the prior year.

        "A highlight is the success of the Corpak disposables business which has consistently delivered record sales and income. This business is clearly part of the longer-term strategy to increase disposable sales throughout VIASYS. The other MedSurg companies, as well as Corpak, have historically produced consistent growth in earnings. We are rapidly reducing overhead expense in MedSurg having consolidated staff functions of Thermedics Polymer and Tecomet and integrated Stackhouse with Corpak. We will be streamlining and consolidating functions in other areas as well as evaluating the strategic fit these companies have with our mission for profitable growth.

        "We expect to make up some of our lost ground in EPS in the second half of the year, primarily in the fourth quarter, with the launch of new products, our continued effort at expense control and the sustained positive performance of our Respiratory Technologies and Neurocare businesses. We anticipate finishing 2002 with a diluted EPS of $.98 to $1.02 after adjustments for restructuring and other unusual costs.

        "In summary, the overall strategy for VIASYS remains the same. We have the leading market share positions in respiratory technology, neuro diagnostics, high frequency and pediatric ventilation and long-term enteral feeding tubes. Our critical care ventilation business is positioned well with new products to increase market share. In each of these businesses we will strengthen our existing product lines and leverage our industry presence by moving to higher margin products such as disposables and therapeutics.

        "On a separate topic, as a result of our spin-off last year, VIASYS is required by an IRS ruling to complete a secondary offering by November, 2002. We are in the process of requesting an extension. We believe the rationale is compelling and hope to receive IRS approval in the near future.

        "Lastly, we would like to comment on the recent scandals that have put public companies under extraordinary scrutiny. We are committed to impeccable standards of corporate ethics and governance. We have built a corporate financial function at VIASYS with exceptionally experienced and talented professionals and engaged a new audit firm. Other than the CEO, the VIASYS board of directors is composed entirely of independent, outside directors. We fully support the efforts by the SEC, NYSE and the U.S. Congress to bring greater accountability to public companies."

Restructuring and Other Unusual Costs

        During the second quarter of 2002, the Company incurred $2.2 million in restructuring costs. Included in these costs is a non-cash charge of $.9 million related to the write down of our New Hampshire facility, which is currently for sale, to its estimated market value and an $.8 million charge related to the closure of our Colorado facility and its consolidation with our Wisconsin facility. Year-to-date restructuring expenses totaled $3.2 million. The Company continues to evaluate opportunities for synergies and likely will take additional restructuring actions in the future.

Year-To-Date Results

        Year-to-date 2002, revenues increased 2.3% to $181.3 million from the comparable period in 2001. Gross margin increased to 47.7%.from 46.9% in 2001. Operating income increased 4.3% to $15.9 million from $15.3 million in 2001. After adjusting for the effect of goodwill amortization in 2001, operating income decreased 10.9% to $15.9 million and net income decreased 11.1% to $9.4 million or $.35 per diluted share. Excluding the effect of restructuring and unusual charges taken to consolidate facilities and streamline operations as well as the effect of goodwill amortization in 2001, operating income increased .7% to $19.1 million. On the same basis, net income increased 1.4% to $11.4 million from $11.2 million or to $.42 per diluted share for 2002 year-to-date and $.43 per diluted share for the comparable 2001 period.

        VIASYS Healthcare will host an earnings release conference call on Tuesday, July 30, 2002 at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived for two weeks on our webpage and will also be available via phone at 1-877-519-4471, access code 3404912.

        VIASYS Healthcare is a research-based medical technology company that designs, manufactures, and globally distributes products primarily in the respiratory technology, neurocare and medical/surgical markets. VIASYS Healthcare's products include instruments and equipment for the diagnosis and treatment of respiratory, circulatory and sleep-related disorders; diagnostic and monitoring devices for nerve, brain, hearing and other disorders; and surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes, surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. VIASYS Healthcare is committed to becoming a world-class health care company focused in medical technology.

        VIASYS Healthcare's stakeholders include the care providers and patients who rely on the quality of our products and services; our investors who deserve long-term return on shareholder equity; and our employees to whom we are committed to providing an entrepreneurial environment that stimulates and rewards their creativity and innovation.

        Headquartered in Conshohocken, PA, VIASYS Healthcare employs approximately 1,800 people worldwide and has distribution channels in over 100 countries. For more information on VIASYS Healthcare, visit www.viasyshealthcare.com.

        This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, our projections regarding the expected results of the AVEA launch as well as the strength of the ventilator line of products, the expected growth in our Neurocare segment, our business strategy and plans to streamline the business, our financial performance and results for the year and our expected restructuring activities. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning and includes statements regarding sales growth, the cost to consolidate our facilities and our restructuring efforts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the timing of the AVEA launch, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, governmental regulations and legislation, patent positions and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 29, 2001, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— more—

Financial Highlights

(In thousands except per share amounts)

Consolidated Statement of Income

	Three Months Ended
	June 29, 2002	June 30, 2001
	(unaudited)
Revenues	$89,415	$88,832

Costs and Operating Expenses:
Cost of revenues	46,597	46,481
Selling, general and administrative expenses	25,611	25,265
Research and development expenses	7,901	8,190
Restructuring and other unusual costs, net	2,232	783

	82,341	80,719

Operating Income	7,074	8,113
Interest Income	57	34
Interest Expense	(422)	(483)
Other Expense, net	—	(132)

Income Before Provision for Income Taxes	6,709	7,532
Provision for Income Taxes	(2,536)	(3,163)

Net Income	$4,173	$4,369

Earnings per Share:
Basic	$.16	$.17

Diluted	$.16	$.17

Weighted Average Shares:
Basic	26,057	26,000

Diluted	26,775	26,000

Other Financial Data
Operating Income	$7,074	$8,113
Goodwill amortization	—	1,300
Amortization of other intangibles	443	343
Depreciation	1,840	1,719
Restructuring and other unusual costs	2,232	783

Adjusted EBITDA(a)	$11,589	$12,258

Adjusted Net Income:
As Reported	$4,173	$4,369
2001 Goodwill Amortization (net of $0 and $140 of taxes)	—	1,160
Restructuring Charges (net of $844 and $329 taxes)	1,388	454

Adjusted	$5,561	$5,983

Adjusted Diluted E.P.S.:(b)
As Reported	$.16	$.17
2001 Goodwill Amortization (net of $0 and $.01 of taxes)	—	.04
Restructuring Charges (net of $.03 and $.01 of taxes)	.05	.02

Adjusted	$.21	$.23

(a)
Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation, amortization of goodwill and other intangibles, and restructuring and other unusual costs, net. Adjusted EBIDTA is not an alternative to cash flow in accordance with GAAP.

(b)
The sum of the quarterly EPS may not equal the year-to-date EPS due to rounding.

Financial Highlights

(In thousands except per share amounts)

Consolidated Statement of Income

	Six Months Ended
	June 29, 2002	June 30, 2001
	(unaudited)
Revenues	$181,287	$177,290

Costs and Operating Expenses:
Cost of revenues	94,815	94,112
Selling, general and administrative expenses	51,489	51,714
Research and development expenses	15,870	15,080
Restructuring and other unusual costs, net	3,193	1,124

	165,367	162,030

Operating Income	15,920	15,260
Interest Income	121	60
Interest Expense	(917)	(980)
Other Expense, net	—	(134)

Income Before Provision for Income Taxes	15,124	14,206
Provision for Income Taxes	(5,734)	(5,966)

Net Income	$9,390	$8,240

Earnings per Share:
Basic	$.36	$.32

Diluted	$.35	$.32

Weighted Average Shares:
Basic	26,052	26,000

Diluted	26,860	26,000

Other Financial Data
Operating Income	$15,920	$15,260
Goodwill amortization	—	2,606
Amortization of other intangibles	920	689
Depreciation	3,860	3,617
Restructuring and other unusual costs	3,193	1,124

Adjusted EBITDA(a)	$23,893	$23,296

Adjusted Net Income:
As Reported	$9,390	$8,240
2001 Goodwill Amortization (net of $0 and $280 of taxes)	—	2,326
Restructuring Charges (net of $1,207 and $472 of taxes)	1,986	652

Adjusted	$11,376	$11,218

Adjusted Diluted E.P.S.:(b)
As Reported	$.35	$.32
2001 Goodwill Amortization (net of $0 and $.02 of taxes)	—	.09
Restructuring Charges (net of $.04 and $.01 of taxes)	.07	.02

Adjusted	$.42	$.43

(a)
Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation, amortization of goodwill and other intangibles, and restructuring and other unusual costs, net. Adjusted EBIDTA is not an alternative to cash flow in accordance with GAAP.

(b)
The sum of the quarterly EPS may not equal the year-to-date EPS due to rounding.

Consolidated Balance Sheet

(In thousands except share and per share amounts)	June 29, 2002	Dec. 29, 2001
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,576	$14,968
Accounts receivable, less allowances of $6,958 and $7,365	73,185	78,210
Inventories	89,807	74,986
Deferred tax asset	17,344	17,200
Prepaid expenses	7,473	4,752

	197,385	190,116

Property, Plant, and Equipment, at Cost, Net	30,637	30,070

Other Assets	8,704	7,557

Goodwill	179,976	177,532

	$416,702	$405,275

Liabilities and Stockholders' Equity
Current Liabilities:
Note payable	$29,307	$33,357
Accounts payable	22,095	20,656
Accrued payroll and employee benefits	10,338	13,527
Deferred revenue	10,129	8,426
Accrued installation and warranty costs	4,566	4,590
Accrued commissions	4,277	4,316
Other accrued expenses	14,596	15,725

	95,308	100,597

Deferred Income Taxes and Other Deferred Items	5,011	5,010

Commitments and Contingencies
Stockholders' Equity
Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 26,059,730 and 26,037,362 shares issued	262	260
Capital in excess of par value	263,618	263,171
Retained earnings	48,650	39,259
Deferred compensation	—	(158)
Treasury Stock, 5,597 shares	(110)	—
Accumulated other comprehensive income/(loss)	3,963	(2,864)

	316,383	299,668

	$416,702	$405,275

Financial Highlights

(In thousands)

Revenues by Business Segment and Geography

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Respiratory Technologies
Domestic	$10,682	$9,721	$21,460	$19,045
International	13,184	11,263	26,224	23,499

Total	23,866	20,984	47,684	42,544
backlog	20,733	20,516	20,733	20,516
Critical Care
Domestic	10,491	12,344	24,293	23,505
International	9,685	10,913	19,033	22,040

Total	20,176	23,257	43,326	45,545
backlog	8,175	8,600	8,175	8,600
Respiratory Care
Domestic	21,173	$22,065	45,753	42,550
International	22,869	22,176	45,257	45,539

Total	44,042	44,241	91,010	88,089
backlog	28,908	29,116	28,908	29,116
Neurocare
Domestic	16,980	15,866	31,666	28,808
International	7,187	6,501	15,534	14,986

Total	24,167	22,367	47,200	43,794
backlog	13,423	14,290	13,423	14,290
Medical and Surgical Products
Domestic	18,273	17,783	37,053	36,687
International	2,933	4,441	6,024	8,720

Total	21,206	22,224	43,077	45,407
backlog	12,339	15,686	12,339	15,686
Total
Domestic	56,426	55,714	114,472	108,045
International	32,989	33,118	66,815	69,245

Total	$89,415	$88,832	$181,287	$177,290

Total backlog	$54,670	$59,092	$54,670	$59,092

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  Exhibit 99.1
VIASYS Healthcare Inc. Releases Earnings Meets Revised Guidance
Financial Highlights (In thousands except per share amounts) Consolidated Statement of Income
Financial Highlights (In thousands except per share amounts) Consolidated Statement of Income
Consolidated Balance Sheet
Financial Highlights (In thousands) Revenues by Business Segment and Geography (Unaudited)